Exhibit 10(p)

ENERGEN CORPORATION

1992 DIRECTORS STOCK PLAN

(As Amended December 12, 2007)

1.	Purpose

This Energen Corporation 1992 Directors Stock Plan (the “Plan”) is hereby established by Energen Corporation (the “Company”). The purpose of the Plan is to enable the Company to pay part of the compensation of its non-employee directors in shares of the Company’s common stock (“Stock”). The Plan provides annual grants of Stock to non-employee directors and in addition permits such directors to elect to take all or part of their cash compensation in the form of Stock.

2.	Eligibility

Each member of the Board of Directors of the Company (the “Board”) who is not an officer or Employee of the Company or any of its subsidiaries (a “Non-Employee Director”) shall be eligible for participation in the Plan.

3.	Annual Grants

As soon as reasonably practicable following the fiscal year ended September 30, 1992 and each fiscal year thereafter so long as this Plan remains in effect, an annual award of Stock (adjusted as described below) shall be granted and issued to each Non-Employee Director who is serving as such on the last day of such year and has held such position for at least six months. The annual award payable at the conclusion of fiscal years ended September 30, 1992-1995 shall be 200 shares. The annual award payable with respect to fiscal years ended September 30, 1996 and thereafter, shall be 300 shares. * If the Company shall at any time issue any shares of Stock (i) in subdivision of outstanding shares of Stock, by reclassification or otherwise, or (ii) for a stock dividend, the size of future annual awards shall be increased proportionately; and in like manner, reduced proportionately in case of any combination of shares of Stock. In addition to the foregoing annual awards, a supplemental award of 100 shares shall be made during February, 1996 to each individual who was serving as a Non-Employee Director on December 31, 1995, regardless of length of service.

*	As adjusted for stock splits the annual amount became 1200 shares effective June 1, 2006.

4.	Elective Grants

Each Non-Employee Director may elect to have any part or all of the fees payable to such Non-Employee Director for services as a director of the Company and its subsidiaries paid in the form of Stock. Such election shall be delivered to the Company in writing specifying the portion of fees to be paid in Stock. Any such election shall remain in effect and irrevocable until the effective date of a subsequent written election changing or terminating the prior election. The effective date of any election, including without limitation an election to change or terminate a prior election, shall be six months from the date of delivery to the Company. Stock issued in lieu of director fees shall be issued as soon as reasonably practicable following the end of each calendar quarter and the number of shares will be based on a valuation equal to the average of the closing sales prices for the Stock as published in The Wall Street Journal report of the New York Stock Exchange, Inc. - Composite Transactions for the last trading day of each month in such calendar quarter, provided that any fractional share shall be rounded up to a whole share.

5.	Stock Issuance

Non-Employee Directors shall not be deemed for any purpose to be, or have any rights as, stockholders of the Company with respect to any Stock issued under this Plan except if, as and when shares are issued and then only from the date of the certificates therefore.

6.	Amendment and Discontinuances

The Board of Directors may from time to time amend the Plan; provided, however, that no amendment may without stockholder approval materially increase the benefits accruing to participants under the Plan, materially increase the number of shares of Common Stock which may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, and further provided, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Act, or the rules thereunder.

7.	Compliance With Applicable Legal Requirements

No certificate for shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements, including, without limitation, compliance with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which Stock may, at the time, be listed.

8.	Term of the Plan

The Plan is subject to and shall only become effective upon approval of the Plan by the stockholders of the Company at the Annual Meeting of Stockholders to be held January 22, 1992. Once effective this Plan shall remain in effect until terminated by action of the Board or the stockholders of the Company.

9.	Deferral Under 1997 Deferred Compensation Plan

Notwithstanding the other provisions of this Plan, a Non-Employee Director may elect pursuant to the Energen Corporation 1997 Deferred Compensation Plan to defer receipt of annual and/or elective grants of Stock otherwise payable under Section 3 or 4 of this Directors Stock Plan and upon such deferral shall have no further right with respect to such deferred grant other than as provided under said Deferred Compensation Plan. In the event of such a deferral election, shares of Stock which would otherwise have been deliverable to such Non-Employee Director may at the discretion of the Company be delivered to the Trustee under such Deferred Compensation Plan and registered in the name of the Trustee or such other person as the Trustee may direct.

10.	Number of Shares Available

Upon adoption of the Plan in 1992, 100,000 shares of stock were reserved for issuance under the Plan (the “Reserve”). In the event that the Company shall issue shares of Stock (i) in subdivision of outstanding shares of Stock, by reclassification or otherwise, or (ii) for a stock dividend, the Reserve shall be increased proportionately; and in like manner, reduced proportionately in the case of any combination of shares of Stock. As of December 12, 2007, as adjusted for stock splits, 213,942 shares remain in the Reserve. The number of shares issuable under the Plan is limited to the Reserve.